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                                                                   EXHIBIT 10.10

                             EMPLOYMENT AGREEMENT



     THIS EMPLOYMENT AGREEMENT ("Agreement") is dated as of March 25, 1998, by and between Video City, Inc., a Delaware Corporation (the "Company"), and David
A. Ballstadt ("Ballstadt").

     1.   Term of Employment.  The Company hereby employs Ballstadt and
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Ballstadt hereby agrees to serve the Company, under and subject to all of the terms, conditions and provisions of this Agreement, for a period of two years from the date hereof, in the capacity of Senior Vice President of the Company, or to serve in such other executive capacity with the Company as the Company's board of directors (the "Board") may from time to time designate, provided such assignment is consistent with Ballstadt's level of experience and expertise. In the performance of his duties and the exercise of his discretion, Ballstadt shall be under the supervision and control of, and shall report only to, the Chairman of the Board. Ballstadt's duties shall be designated by the Chairman of the Board and shall be subject to such policies and directions as may be established or given by the Board of Directors from time to time. Ballstadt shall be on the Company's Board of Directors during the term of this Agreement.

     2.   Devotion of Time to Company Business.  Ballstadt shall devote
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substantially all of his productive time, ability and attention to the business of the Company during the term of this Agreement. Ballstadt shall not, without the prior written consent of the Board of Directors, directly or indirectly render any services of a business, commercial or professional nature to any other person or organization, whether for compensation or otherwise, which may compete or conflict with the Company's business or with Ballstadt's duties to the Company.

     3.   Compensation.
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          3.1  Base Salary.  For all services rendered by Ballstadt under this
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Agreement, the Company shall pay Ballstadt a salary ("Base Salary"), payable semi-monthly, at the rate of $100,000 per year.

          3.2  Bonus.  In addition to the Base Salary, the Company shall pay
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Ballstadt the following bonuses ("Bonuses"), not to exceed a total of $100,000 for either of the consecutive 12-month periods (referred to herein as "Years") beginning March 25, 1998 and March 25, 1999:

                                      1.
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               (a) a Bonus equal to 6% of the first $1,000,000 of Aggregate
Credits (as defined in this Section 3.2(a)) and 8% of any amounts over $1,000,000 of Aggregate Credits received by or credited to the Company for such Year. For purposes of this Agreement, "Aggregate Credits" in any Year consist of
(i) marketing development fund (MDF) credits in excess of $400,000 awarded by studios and received by the Company from distributors, studios or any other sources, plus (ii) co-op funds received by or credited to the Company other than the current level of funds per store received by the Company pursuant to the Company's existing arrangements with Ingram Entertainment Corporation and Rentrak Corporation.

               (b) in the second Year of this Agreement, Ballstadt may draw up to $7,500 per quarter against his possible Bonus. Ballstadt will have no obligation to repay any such draws to the Company if they exceed the amount of Bonus actually earned for such Year.

               (c) the Company shall pay the annual Bonus to Ballstadt within 30 days after the end of Year in which it is earned.

     4.   Benefits.
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          (a) In addition to the Base Salary and the Bonus, if any, Ballstadt will be entitled to participate in all benefits of employment available to other members of the Company's management, including but not limited to stock option programs, on a commensurate basis as they may be offered from time to time by the Board of Directors to the Company's other management employees. Such benefits include, but are not limited to, full medical, dental and long-term disability insurance for Ballstadt and his immediate family and participation in group life insurance and retirement plans. During the period of his employment hereunder, Ballstadt will be reimbursed for reasonable business, travel and entertainment expenses incurred in accordance with Company policy on behalf of the Company in connection with his employment, and will be required to submit appropriate expense reports for approval by signature of the Chairman of the Board as a condition of reimbursement of such expenses.

          (b) The Company will pay up to $500 per month (including all maintenance and operating expenses) for Ballstadt to have the use of one Company provided automobile (or an equivalent expense allowance for an automobile owned by Ballstadt).

                                      2.
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          (c) The Company will pay the cost of housing for twelve months in
Southern California for Ballstadt up to $24,000.

          (d) Within 30 days after written request by Ballstadt, the Company shall reimburse Ballstadt for his reasonable and customary moving expenses incurred at any time during the first 12 months of the term hereof.

     5.   Authority.  So long as Ballstadt serves as an officer and Director of
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the Company under this Agreement, he shall have the authority specified in the
Bylaws of the Company, except that he shall not proceed with any matters, or permit the Company to take any actions, which are prohibited by, or are in conflict with, resolutions or guidelines adopted by the Board of Directors.

     6.   Termination.  This Agreement may be terminated in advance of the time
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specified in Section 1 above under any of the following circumstances:

          (a) Upon the death of Ballstadt.

          (b) In the event that Ballstadt shall become either physically or mentally incapacitated so as to not be capable of performing his duties as required hereunder, and if such incapacity shall continue for a period of three months consecutively, the Company may, at its option, terminate this Agreement by written notice to Ballstadt at that time or at any time thereafter while such incapacity continues. In case of termination under this Section 6(b), Ballstadt shall be entitled to receive Base Salary, Bonuses and any other compensation accrued or earned as of or to the date of termination, and for a period of six months following his termination.

          (c) By Ballstadt, if the Company shall have materially breached any of the provisions of this Agreement, and such termination shall have the same effect on the payment of Ballstadt's salary as a termination by the Company under Section 6(e).

          (d) By the Company for Cause. The term "Cause" used in this Section means Ballstadt (i) after repeated notices and warning, fails to perform his reasonably assigned duties as reasonably determined by the Company, (ii) materially breaches any of the terms or conditions of Sections 1 or 2 of this Agreement, or (iii) commits or engages in a felony or any intentionally dishonest or fraudulent act which materially damages the Company or its reputation. If the Company terminates Ballstadt for Cause, no payments or benefits under this Agreement shall become payable after the date of Ballstadt's termination, provided

                                      3.
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all Base Salary and Bonus (calculated on a pro rata basis of the total amount otherwise payable for the year in which termination takes place) shall be paid up to the date of termination. The Company may terminate Ballstadt's employment under clause (i) or (ii) of this Section 6(d) only if written notice of the facts constituting the basis for such termination has been given to Ballstadt and Ballstadt has been afforded 30 days opportunity to take such action as may be reasonable under the circumstances to furnish assurance to the Board of Directors that such basis for termination has been corrected or cured (to the extent susceptible to cure) and will not recur. Except as set forth above, in the event of a termination pursuant to this Section 6(d), Ballstadt shall have no right to receive any compensation not due and payable to him at the time of such termination.

          (e) By the Company at any time without Cause, provided that the Company shall pay Ballstadt his Base Salary, Bonuses and all other compensation and benefits payable hereunder through the remaining term of this Agreement.

     7.   Attorney Fees.  The successful party in any litigation relating to
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matters covered by this Agreement shall be entitled to an award of reasonable attorneys' fees in such action.

     8.   Assignment.  Neither this Agreement nor any of the rights or
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obligations of either party hereunder shall be assignable by either Ballstadt or the Company, except that this Agreement shall be assignable by the Company to and shall insure to the benefit of and be binding upon (i) any successor of the Company by way of merger, consolidation or transfer of all or substantially all of the assets of the Company to an entity other than any parent, subsidiary or affiliate of the Company and (ii) any parent, subsidiary or affiliate of the Company to which the Company may transfer its rights hereunder.

     9.   Binding Effect.  The terms, conditions and agreements set forth herein
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shall inure to the benefit of and be binding upon the heirs, administrators, successors and assigns of each of the parties hereto, and upon any corporation, entity or person with which the Company may become merged, consolidated, combined or otherwise affiliated.

     10.  Amendments.  This Agreement may not be altered or modified except by
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further written agreement between the parties.

                                      4.
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     11.  Notices.  Any notice required or permitted to be given under this
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Agreement by one party to the other shall be sufficient if given or confirmed in writing and delivered personally or by facsimile transmission or mailed by first class mail, registered or certified, return receipt requested (if mailed from the United States), postage prepaid, addressed to such party as respectively indicated below or as otherwise designated by such party in writing.

          If to the Company, to:

                  Video City
                  6840 District Boulevard
                  Bakersfield, California  93313
                  Attn:  Robert Y. Lee
                  Fax:  (805) 397-5982

          If to Ballstadt, to:

                  David A. Ballstadt
                  3904 The Strand
                  Manhattan Beach, California  90266

          With Copy To:

                  Craig D. Greenberg, Esq.
                  Huffman, Usem, Saboe, Crawford & Greenberg, P.A. 5101 Olson Memorial Highway
                  Suite 1000
                  Minneapolis, Minnesota  55422
                  Fax (612) 545-2350

     12.  California Law.  This Agreement is intended to be performed and shall
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be governed by and construed in accordance with the laws of the State of
California.

     13.  Board of Directors.  On any matter calling for authorization,
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approval, decision, determination or other action of the Board of Directors under the provisions of this Agreement, Ballstadt's vote as a director shall not be counted.

     14.  Entire Agreement.  This Agreement constitutes the entire agreement
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between the parties with respect to the subject matter hereof and supersedes all prior agreements, understandings and negotiations, both written and oral, between the parties with respect to the subject matter of this Agreement.

                                      5.
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     IN WITNESS HEREOF, the parties hereto have executed this Agreement as of the date first above written.

                            VIDEO CITY, INC.



                            By: /s/ Robert Y. Lee
                               -------------------------------------------
                               Robert Y. Lee, C.E.O./Chairman of the Board


                            /s/ David A. Ballstadt
                            ----------------------
                            DAVID A. BALLSTADT

                                      6.